Exhibit 3.1

CERTIFICATE OF TRUST
OF
SANDRIDGE MISSISSIPPIAN TRUST II

THIS Certificate of Trust of SandRidge Mississippian Trust II (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.             Name. The name of the statutory trust formed by this Certificate of Trust is SandRidge Mississippian Trust II.

2.             Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3.             Effective Date. This Certificate of Trust shall be effective upon filing.

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

THE CORPORATION TRUST COMPANY,
as Delaware Trustee

By:	/s/ Jennifer A. Schwartz
Name: Jennifer A. Schwartz
Title: Assistant Vice President

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee of SandRidge Mississippian Trust II

By:	/s/ Michael J. Ulrich
Name: Michael J. Ulrich
Title: Vice President